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            [LETTERHEAD OF POLSINELLI, WHITE, VARDEMAN & SHALTON]


                               December 29, 1997

Enterbank Holdings, Inc.
150 North Meramac
Clayton, Missouri 63105

Ladies and Gentlemen:

      We have acted as special counsel to Enterbank Holdings, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 Registration Statement (the "Registration Statement") of (i) 144,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable upon the exercise of incentive stock options granted under the Enterprise Bank Incentive Stock Option Plan, as amended (the "First Option Plan"), of its wholly-owned subsidiary, Enterprise Bank, a Missouri banking corporation, (ii) 75,000 shares of Common Stock issuable upon the exercise of incentive stock options granted under the Enterprise Bank Second Incentive Stock Option Plan, as amended (the "Second Option Plan"), and (iii) 200,000 shares of the Common Stock issuable upon the exercise of incentive stock options granted under the Enterbank Holdings, Inc. Third Incentive Stock Option Plan (the "Third Option Plan" and together with the First Option Plan and the Second Option Plan, the "Plans"). Such shares of Common Stock issuable pursuant to the Plans are referred to herein as the "Shares."

      As such special counsel, we have examined and relied upon originals or copies, certified or otherwise, identified to our satisfaction, of the Plans and related option agreements, the Company's Certificate of Incorporation and ByLaws, certain board of directors resolutions and option lists referenced in the officer's certificate of the Company, attached hereto, and have made such investigations of law, as we deemed necessary or appropriate in order to enable us to render the opinion expressed below.

      Based solely upon the foregoing and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued, delivered and paid pursuant to the terms and conditions set forth in the Plan, will be validly issued, fully paid and nonassessable.

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POLSINELLI, WHITE, VARDEMAN & SHALTON

     Enterbank Holdings, Inc.
     December 29, 1997
     Page 2

            This opinion set forth herein is as of the date of this letter, and we undertake no obligation or responsibility to update or supplement this opinion to reflect any changes in the laws that may hereafter occur. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

            We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,



                                       POLSINELLI, WHITE, VARDEMAN & SHALTON,
                                       A PROFESSIONAL CORPORATION


                                       /s/ Polsinelli, White, Vardeman & Shalton